Exhibit 10.4

C. H. ROBINSON WORLDWIDE, INC.

and Subsidiaries

MANAGEMENT-EMPLOYEE AGREEMENT

(Key Employee)

This Management-Employee Agreement, dated as of                      (“Agreement”), is made and entered into between C. H. Robinson Worldwide, Inc., a Delaware corporation, and its subsidiaries (“Employer”) and                                          (“Key Employee”).

WHEREAS, Key Employee is currently employed by Employer in a position which both the Employer and Key Employee agree is of critical importance to the operation of Employer’s business; and

WHEREAS, as a condition of employment, Key Employee agrees to be bound by and conduct himself in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which is hereby acknowledged, Employer and Key Employee agree as follows:

1. Employment. Employer hereby employs Key Employee, and Key Employee accepts such employment and agrees to perform services for Employer, upon the terms and conditions set forth in this Agreement.

2. Term. Employer and Key Employee mutually agree that this Agreement shall become effective when executed by Key Employee and shall remain in full force and effect until terminated in accordance with Section 6. Upon termination, Key Employee shall remain obligated to comply with all of the post-employment obligations contained in the Agreement, including, but not limited to, the restrictive covenants contained in Section 7 of this Agreement.

3. Performance of Duties. Key Employee agrees to serve Employer faithfully and to the best of Key Employee’s ability and to devote Key Employee’s full time, attention and efforts to the business and affairs of Employer during the term of Key Employee’s employment. Key Employee hereby confirms that Key Employee is under no contractual commitments inconsistent with Key Employee’s obligations set forth in this Agreement and that, during the term of this Agreement, Key Employee will not render or perform any services for any other corporation, firm, entity, or person that are inconsistent with the provisions of this Agreement or that would otherwise impair Key Employee’s ability to perform Key Employee’s duties hereunder.

4. Compensation.

4.01 Base Salary. As compensation for all services to be rendered by Key Employee under this Agreement, Employer shall pay to Key Employee an annualized salary which shall be set on an annual basis in accordance with Employer’s standard practices and procedures. Key Employee’s salary shall be paid in accordance with Employer’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

4.02 Annual Bonus. Key Employee may also be eligible to receive an annualized bonus in an amount to be determined in the sole discretion of Employer’s management or the Compensation Committee of the Board of Directors of the Company, if applicable.

4.03 Participation in Benefits. During the term of Key Employee’s employment by Employer, Key Employee shall be entitled to participate in the employee benefit plans offered generally by Employer to its employees, to the extent that Key Employee’s position, tenure, salary, health, and other qualifications make Key Employee eligible to participate. Key Employee’s participation in such benefit plans shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Employer does not guarantee the adoption or continuance of any particular employee benefit plan during Key Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Employer, to amend, modify or terminate any of its benefit plans during the term of Key Employee’s employment.

4.04 Equity Grants. Key Employee shall be eligible to participate in Employer’s 1997 Omnibus Stock Plan and any successor plans. Grants made under Employer’s 1997 Omnibus Stock Plan and any successor plans are made in the sole discretion of Employer. The nature and amount of any equity grants made by Employer to Key Employee shall be determined in the sole discretion of Employer’s management or the Compensation Committee of the Board of Directors of the Company, if applicable. The terms and conditions of Key Employee’s entitlement to any equity compensation shall be determined by the terms of the equity grant.

4.05 Expenses. In accordance with Employer’s normal policies for expense reimbursement, Employer will reimburse Key Employee for all reasonable and necessary expenses incurred by Key Employee in the performance of Key Employee’s duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to Employer.

5. Other Employment Policies. As a condition precedent to Employer’s hiring or continued employment of Key Employee and Employer’s performance of his obligations hereunder, Key Employee agrees that he shall comply with all of the applicable policies, rules, or codes of conduct generally in effect for employees of Employer during the Term.

6. Termination.

6.01 Termination Due to Key Employee’s Death or Total Disability. This Agreement shall terminate automatically in the event of Key Employee’s death, or in the event of Key Employee’s total disability which results in Key Employee’s inability to perform the essential functions of Key Employee’s position with or without reasonable accommodation, provided Key Employee has exhausted Key Employee’s entitlement to any applicable leave, if Key Employee desires to take and satisfies all eligibility requirements for such leave.

6.02 Termination by Employer for Cause. Key Employee’s employment pursuant to this Agreement shall terminate immediately in the event Employer shall determine, in its sole discretion, that there is “cause” to terminate Key Employee’s employment, included but not limited to any of the following:

(i) Key Employee’s material breach of any contractual obligation to Employer under the terms of this Agreement or any other agreement between Key Employee and Employer, or of any fiduciary duty to Employer;

(ii) Key Employee’s indictment on or conviction for any crime involving moral turpitude or any felony;

(iii) Key Employee’s failure to carry out any reasonable directive of Employer;

(iv) Key Employee’s embezzlement or misappropriation of funds or other assets of Employer;

(v) Any failure by Key Employee to comply with any policy, rule or code of conduct generally applicable to Employer’s employees or to Employer’s management employees such as Key Employee; or

(vi) A demonstrated lack of commitment of Key Employee to Employer, or conduct by Key Employee which is detrimental to Employer, or Key Employee’s failure to perform the assigned duties of his position at a level of individual performance adequate to Employer; provided that, Key Employee shall have thirty (30) days to cure any such lack of commitment or failure after Employer provides Key Employee written notice of the actions or omissions constituting the lack of commitment, detrimental conduct or failure.

6.03 Termination by Employer without Cause. Employer may immediately terminate Key Employee’s employment at any time and for any reason.

6.04 Termination by Key Employee. Key Employee may terminate this Agreement at any time by giving fifteen (15) days written notice thereof to Employer. Upon notice of termination by Key Employee, Employer may at its option elect to have Key Employee cease to provide services immediately, provided that during such 15-day notice period, Key Employee shall be entitled to earn and be paid his base salary.

6.05	Effect of and Compensation Upon Termination.

A. If this Agreement is terminated in accordance with Section 6.01, 6.02, 6.03 or 6.04, Key Employee shall not be entitled to receive any additional compensation under this Agreement after the effective date of such termination.

B. Notwithstanding any other provision in this Agreement, should Key Employee’s employment be terminated for any reason, he will not earn and will have no right to receive any compensation except as expressly provided in this Agreement or in the terms and conditions of a compensation plan or program expressly referenced herein.

C. Notwithstanding any termination of Key Employee’s employment with Employer, Key Employee, in consideration of Key Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Key Employee’s employment, including, but not limited to, the covenants contained in Section 7 hereof.

6.06 Surrender of Records and Property. Upon termination of Key Employee’s employment with Employer for any reason, Key Employee shall deliver promptly to Employer all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports) designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of Employer or which relate in any way to the business, products, practices or techniques of Employer, and all other property, trade secrets and confidential information of Employer, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of employer which in any of these cases are in Key Employee’s possession or under Key Employee’s control.

7. Restrictive Covenants.

7.01 Noncompetition. In consideration of Key Employee’s employment hereunder, and the significant financial benefits Key Employee will receive under the Employees’ 1997 Omnibus Stock Plan, and any successor plans, Key

Employee agrees that, during the “Restricted Period” (as hereinafter defined), Key Employee shall not, directly or indirectly, engage in any “Competing Business Activity” (as hereinafter defined), in any manner or capacity, including but not limited to as an advisor, principal, agent, consultant, partner, officer, director, shareholder, employee, or member of any association.

(i) Geographical Extent of Covenant. The obligations of Key Employee under this Section 7 shall apply anywhere within the continental United States.

(ii) Limitation on Covenant. Ownership by Key Employee, as a passive investment, of less than five percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.01.

(iii) Competing Business Activity. As used in this Section 7.01, “Competing Business Activity” shall mean any business activities that are competitive with the business conducted by Employer at or prior to the date of the termination of Key Employee’s employment, or any prospective business activity or relationship of which Key Employee was aware prior to termination, including, but not limited to:

(a) freight contracting, freight brokerage, contract logistics, freight forwarding or backhauling, or custom house brokerage business; or

(b) any activities that are carried out by a business that competes directly or indirectly with Employer in the contracting, arranging, providing, procuring, furnishing or soliciting of distributors, freight contracting, freight brokerage, contract logistics, freight forwarding or backhauling, custom house brokerage or transportation services; or

(c) any activity conducted by a business engaged in the transportation or logistics industries as a shipper, receiver or carrier; or

(d) the provision of payment, financing, and information services to entities engaged in the transportation industry, or

(e) the purchase, sale and sourcing of fresh fruits and vegetables.

7.02 Nonsolicitation, Non-hire and Noninterference. During the Restricted Period, Key Employee shall not (a) induce or attempt to induce any employee of Employer to leave the employ of Employer, or in any way interfere adversely with the relationship between any such employee and Employer; (b) induce or attempt to induce any employee of Employer to work for, render services to, provide advice to, or supply confidential business information or trade secrets of Employer to any entity engaged in a Competing Business Activity; (c) recruit, employ, or otherwise pay for services rendered by, any employee of Employer in any business enterprise with which Key Employee may be associated, connected or affiliated; or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Employer to cease doing business with Employer, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Employer.

7.03 Indirect Competition or Solicitation. Key Employee agrees that, during the Restricted Period, Key Employee will not, directly or indirectly, assist, solicit or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by Key Employee, either directly or indirectly; and, in particular, Key Employee agrees that Key Employee will not, directly or indirectly, induce any employee of Employer to carry out, directly or indirectly, any such activity.

7.04 Notification of Employment. If at any time during the Restricted Period Key Employee accepts new employment or becomes affiliated with a third party, Key Employee shall immediately notify Employer of the identity and business of the new Employer or affiliation. Without limiting the foregoing, Key Employee’s obligation to give notice under this Section 7.04 shall apply to any business ventures in which Key Employee proposes to engage, even if not with a third-party Employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Key Employee hereby consents to Employer notifying any such new Employer or business venture of the terms of the covenants in this Section 7.04.

7.05 Restricted Period. As used in this Section 7, “Restricted Period” shall mean for the period between the Effective Date and two (2) years after the termination of Key Employee’s employment with Employer for any reason (whether such termination is occasioned by Key Employee or Employer).

7.06 Set-Off Right. In the event Key Employee breaches any of the covenants set forth in this Section 7 or in Section 8, Key Employee acknowledges and agrees that Employer may set-off any loss, cost, damage, liability or expense (including, without limitation, lost profits and reasonable attorneys’ fees and expenses) against amounts otherwise payable under this Agreement or any other agreement between Employer and its affiliates and Key Employee. Neither the exercise of nor failure to exercise such right of set-off or to give notice of a claim therefor will constitute an election of remedies or limit Employer in any manner in the enforcement of any other remedies available to it.

7.07 Liquidated Damages. In addition, because determining damages with complete precision is difficult in the case of a breach of a covenant under Section 7 or in Section 8, Key Employee hereby agrees that if Key Employee breaches any of the covenants contained in this agreement, Employer is entitled to damages in the amount of five times the Key Employee’s Compensation for the most recent twelve month period of time. Compensation for this purpose shall include: salary, bonus, and an annualized amount for any equity or incentive compensation.

8. Confidential Information. In consideration for Employer’s promises under this Agreement and because Key Employee’s duties as a senior management employee will necessitate his having access to and being entrusted with confidential and proprietary information relating to Employer’s business and customers, Key Employee agrees that during his employment with Employer and thereafter, Key Employee shall not disclose to a third party or use for his personal benefit Confidential Information of Employer. “Confidential Information” means all information written (or generated/stored on magnetic, digital, photographic or other media) or oral, relating to any aspect of Employer’s existing or reasonably foreseeable business which is disclosed to Key Employee or conceived, discovered or developed by Key Employee, and which is not generally known or proprietary to Employer. Confidential Information includes, without limitation, Employer’s strategic and other business plans, designs, customers, suppliers, and Employer’s marketing, accounting, merchandising, and information-gathering techniques and methods, and all accumulated data, listings, or similar recorded matter used or useful in food sales, freight contracting and freight forwarding and backhauling (all modes), and customs house brokerage operations, including but not limited to the customer and carrier lists, business forms, weekly loading lists, service contracts, all pricing information, computer programs, tariff information and marketing aids.

All Information disclosed to Key Employee or to which Key Employee has access during the period of this employment, for which there is any reasonable basis to believe is, or which appears to be treated by Employer as Confidential Information, shall be presumed to be Confidential Information under this Agreement. In addition, Key Employee shall comply with the terms of any Confidentiality Agreement by which Employer is bound to a third party. Key Employee’s disclosure to attorneys, accountants and other advisors at the Employer’s request, or in the performance of Key Employee’s duties, shall not be treated as a violation of this Agreement.

9. Inventions.

9.01 Key Employee shall communicate to Employer as promptly and fully as practicable all Inventions (as defined below) which are (or were) conceived or reduced to practice by Key Employee (alone or jointly with others) (1) during Key Employee’s employment with Employer, (2) within one (1) year following the termination of Key Employee’s employment with Employer for any reason (and whether occasioned by Key Employee or Employer). Key Employee hereby assigns to Employer and/or its nominees, all of Key Employee’s right, title, and interest in such Inventions, and all of Key Employee’s right, title, and interest in any patents, copyrights, patent applications or copyright applications based thereon. Key Employee shall assist Employer and/or its nominees (without charge but at no expense to Key Employee) at any time and in every proper way to obtain for its and/or their own benefits, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings.

9.02 As used in this Section, the term “Invention” includes, but is not limited to, all inventions, discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright, trademark, or other intellectual property law.

9.03 Any provision in this Section requiring Key Employee to assign Key Employee’s rights in any Invention does not apply to an Invention which qualifies for exclusion under the provisions of Minnesota Statute Section 181.78. That section provides that the requirement to assign “does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.” Key Employee understands that Key Employee bears the burden of proving that an Invention qualifies for exclusion under Minnesota Statute Section 181.78.

9.04 Notwithstanding any of the foregoing, Key Employee also assigns to Employer (or to any of its nominees) all rights which Key Employee may have or acquire in any Invention, full title to which is required to be in the United States by a contract between Employer and the United States or any of its agencies.

9.05 Key Employee hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as Key Employee’s agent and attorney-in-fact to act for and in Key Employee’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by Key Employee.

10. Miscellaneous.

10.01 Disputes. The Compensation Committee of Employer’s Board of Directors, or its delegate, shall be the sole arbiter and judge regarding any disputes under this agreement.

10.02 Governing Law and Venue Selection. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of law principles thereof, or of any of the

United States of America. The parties agree that any litigation in any way relating to this Agreement or to Key Employee’s employment by Employer, including but not limited to the termination of this Agreement or of Key Employee’s employment, will be venued in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota. Key Employee and Employer hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

10.03 Prior Agreements. This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of Key Employee by Employer and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between Employer and Key Employee) and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

10.04 Withholding Taxes. Employer may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement. or any other contract, agreement or understanding which relates, in whole or in part, to Key Employee’s employment with Employer or any Employer Affiliate, are withheld or collected from Key Employee.

10.05 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Key Employee and Employer.

10.06 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

10.07 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that Employer may, without the consent of Key Employee, assign its rights and obligations under this Agreement to any Employer affiliate or to any corporation, firm or other business entity with or into which Employer may merge or consolidate, or to which Employer may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Employer. After any such assignment by Employer, Employer shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Employer for the purposes of all provisions of this Agreement including this Section 10.06.

10.08 Injunctive Relief. Key Employee acknowledges and agrees that the services to be rendered by Key Employee hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 6.06, 7, 8, or 9 hereof would be highly injurious to Employer and/or to any Employer Affiliate, and that it would be extremely difficult to compensate Employer and/or any Employer Affiliate fully for damages for any such violation. Accordingly, Key Employee specifically agrees that Employer or any Employer Affiliate, as the case may be, shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 6.06, 7, 8, or 9 hereof, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of Employer or any Employer Affiliate to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

10.09 Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to that jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Key Employee expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Key Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction. All gender references made herein are neutral, and references to “he,” “himself,” and “his” shall be deemed to mean “she,” “herself,” or “hers”.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

C. H. ROBINSON WORLDWIDE, INC.

By
Name:
Title:

KEY EMPLOYEE: